UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 22, 2015, Resolute Forest Products Inc. (the “Company”), each of the U.S. subsidiaries of the Company that owns any of the assets included in the borrowing base (collectively with the Company, the “U.S. Borrowers”), Resolute FP Canada Inc. (“RFP Canada”) and each of the other Canadian subsidiaries of the Company that owns, or is expected to own, any of the assets included in the borrowing base (collectively with RFP Canada, the “Canadian Borrowers” and together with the U.S. Borrowers, collectively, the “Borrowers”) entered into a credit agreement, which we refer to as the “new credit agreement”, with certain lenders and Bank of America, N.A., as U.S. administrative agent and collateral agent (the “U.S. agent”), and Bank of America, N.A. (through its Canada branch) as the Canadian administrative agent (together with the U.S. agent, the “agent”). The following summary of the material terms of the new credit agreement is qualified in its entirety by reference to the actual new credit agreement attached to this current report as Exhibit 10.1 and incorporated herein by reference. The new credit agreement replaces the Company’s existing $665 million credit agreement, originally dated as of December 9, 2010, as amended, among the Company, the subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A. as administrative agent and collateral agent (the “existing credit agreement”). The existing credit agreement was terminated on May 22, 2015, the date of the new credit agreement.

General. The new credit agreement provides for a senior secured asset-based revolving credit facility with an aggregate lender commitment of up to $600 million at any time outstanding including a $60 million swingline sub-facility and a $200 million letter of credit sub-facility. The facility includes a $450 million tranche available to the U.S. Borrowers and the Canadian Borrowers (the “Canadian Sub-facility”) and a $150 million tranche available solely to the U.S. Borrowers (the “U.S. Sub-facility”), in each case subject to the borrowing base availability of those Borrowers. The new credit agreement allows the Borrowers to periodically reallocate all or a portion of the commitments under the U.S. Sub-facility or the Canadian Sub-facility to the other sub-facility, subject to the consent of each lender whose commitment is being reallocated. In addition, the Company may convert up to $50 million of the commitments under either the U.S. Sub-facility or the Canadian Sub-facility to a first-in last-out facility (“FILO Facility”), subject to the consent of each converting lender.

The new credit agreement also provides for an uncommitted ability to increase the revolving credit facility by up to $500 million, subject to certain terms and conditions set forth in the new credit agreement (if requested by the Borrowers and the lenders or one or more new lenders agree to provide the increased loan commitments). The new credit agreement provides that the terms and conditions of any such increased commitment (including interest rate and commitment fees) will be identical to the terms and conditions of the original commitments.

Use of Proceeds. As of May 26, 2015, the Borrowers have no outstanding revolving loans and approximately $37 million outstanding undrawn letters of credit under the facility. In accordance with its stated purpose, the proceeds of the facility can be used by the Company for, among other things, (i) refinancing the obligations under the existing credit agreement and (ii) financing the working capital needs and for general corporate purposes of the Borrowers and their subsidiaries.

Borrowing Base. Revolving loan (and letter of credit) availability under the facility is subject to a borrowing base, which at any time is equal to (a) for U.S. Borrowers, the sum of (i) 85% of eligible accounts receivable of the U.S. Borrowers (or 90% with respect to certain insured or letter of credit backed accounts or with accounts owed by investment grade obligors), plus (ii) the lesser of (A) 70% of the lesser of the cost or market value of eligible inventory of the U.S. Borrowers or (B) 85% of the net orderly liquidation value of eligible inventory of the U.S. Borrowers, plus (iii) 100% of the value of eligible cash and 95% of the value of permitted investments held in deposit accounts controlled solely by the agent; and (b) for the Canadian Borrowers, the sum of (i) 85% of eligible accounts receivable of the Canadian Borrowers and Canadian Guarantors (or 90% with respect to certain insured or letter of credit backed accounts or with accounts owed by investment grade obligors), plus (ii) the lesser of (A) 70% of the lesser of the cost or market value of eligible inventory of the Canadian Borrowers or (B) 85% of the net orderly liquidation value of eligible inventory of the Canadian Borrowers, plus (iii) 100% of the value of eligible cash and 95% of the value of permitted investments held in deposit accounts controlled solely by the agent, plus (iv) any unused portion of the U.S. borrowing base. The FILO Facility will be subject to a borrowing base, which at any time will be equal to (a) for the U.S. Borrowers, (i) 5% of the eligible accounts receivable of the U.S. Borrowers, plus (ii) 10% of the appraised net orderly value of the eligible inventory of the U.S. Borrowers (subject to reduction to 5% over the term of the facility) and (b) for the Canadian Borrowers, (i) 5% of the eligible accounts receivable of the Canadian Borrowers and Canadian Guarantors, plus (ii) 10% of the appraised net orderly value of the eligible inventory of the Canadian Borrowers and Canadian Guarantors (subject to reduction to 5% over the term of the facility). Each borrowing base described above is subject to customary reserves and eligibility criteria, and the agent maintains the authority to establish or modify standards of eligibility and reserves in the exercise of its reasonable discretion.

Guarantees. The obligations of the U.S. Borrowers under the new credit agreement are guaranteed by each of the other U.S. Borrowers and certain material U.S. subsidiaries of the Company, whom we refer to as “U.S. Guarantors”, and are secured by first priority liens on and security interests in accounts receivable, inventory and related assets of the U.S. Borrowers and the U.S. Guarantors. The obligations of the Canadian Borrowers under the new credit agreement are guaranteed by each of the other Borrowers, the U.S. Guarantors and certain material Canadian subsidiaries of the Company, or the “Canadian Guarantors”, and, together with the U.S. Guarantors, the “Guarantors”, and are secured by first priority liens on and security interests in accounts receivable, inventory and related assets of the Borrowers and the Guarantors.

Interest. Borrowings under the new credit agreement bear interest at a rate equal to, at the Borrower’s option, the base rate, the Canadian prime rate or the Eurodollar rate, in each case plus an applicable margin. The base rate under the new credit agreement equals the greater of (i) the agent’s prime rate, (ii) the Federal Funds rate plus 0.5%, or (iii) the Eurodollar rate for a one month interest period plus 1.0%. The initial applicable margin is 0.5% with respect to the base rate and Canadian prime rate borrowings and 1.5% with respect to the Eurodollar borrowings. The applicable margin is subject, in each case, to monthly pricing adjustments based on the average monthly excess availability under the credit facility. Subject to maintaining certain average monthly excess availability thresholds, the applicable margin on Eurodollar borrowings will be reduced to 1.25% after completion of the first full quarter of the facility and, after 18 months, to 1.00% if the Company is in compliance with a leverage ratio of 1.75:1.00.

If any of the commitments are ever converted into a FILO Facility, loans outstanding under the FILO Facility bear interest at a rate that is 1.25% per annum higher than the interest rate payable on revolving loans not made under the FILO Facility.

Maturity. May 22, 2020.

Fees. In addition to paying interest on outstanding principal under the facility, the Borrowers are required to pay a fee in respect of committed but unutilized commitments equal to 0.30% per annum initially. The Borrowers are required to pay a fee equal to 0.30% per annum when unutilized commitments under the facility are greater than or equal to 65% of the total commitments, and 0.25% per annum when unutilized commitments of the facility are less than 65% of the total commitments. The Borrowers must also pay a fee on outstanding letters of credit under the facility at a rate equal to the applicable margin in respect of Eurodollar borrowings plus a fronting fee of 0.125% and certain administrative fees.

Voluntary Prepayments and Commitment Reductions. The Borrowers are able to voluntarily repay outstanding loans and reduce unused commitments, in each case, in whole or in part, at any time without premium or penalty, subject to customary breakage fees for Eurodollar loan repayments that occur on a date other than the last day of an interest period; provided, however, that if any of the commitments are ever converted into a FILO Facility no loans under the FILO Facility can be repaid unless all other loans under the new credit agreement are repaid first.

Mandatory Prepayments. The Borrowers are required to repay outstanding loans anytime the outstanding loans exceed the maximum availability then in effect. In addition, if certain events of default occur or excess availability falls below certain thresholds, the funds deposited in any depository account of each Borrower and Guarantor will be swept on a daily basis and applied to the repayment of amounts due under the facility.

Covenants/Events of Defaults. The new credit agreement contains customary covenants for asset-based credit agreements of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness by the Company and its subsidiaries; (iii) restrictions on the existence or incurrence of liens by the Company and its subsidiaries; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on the Company and certain of its subsidiaries making certain investments; (vi) restrictions on certain mergers, consolidations and asset dispositions; (vii) restrictions on transactions with affiliates; (viii) restrictions on amendments or modifications to the Canadian pension and benefit plans; (ix) restrictions on modifications to material indebtedness; and (x) a springing requirement for the Company to maintain a minimum consolidated fixed charge coverage ratio of 1.0:1.0, which is triggered anytime excess availability under the facility falls below the greater of $50 million or 10% of the maximum available borrowing amount for two consecutive business days. The consolidated fixed charge coverage ratio is the ratio of (a) consolidated EBITDA less capital expenditures (excluding up to $250 million of capital expenditures relating to growth initiatives if there are no outstanding revolving borrowings under the facility) and less cash taxes paid, to (b) consolidated fixed charges, as determined under the new credit agreement.

Subject to customary grace periods and notice requirements, the new credit agreement also contains certain customary events of default, including: (i) failure to make required payments; (ii) material inaccuracy of representations and warranties; (iii) failure to comply with certain agreements or covenants; (iv) defaults under certain other indebtedness; (v) certain events of bankruptcy and insolvency; (vi) existence of outstanding material judgments; (vii) the occurrence of certain material ERISA events; (viii) certain events relating to Canadian pension plans; (ix) invalidity of the loan documents; and (x) the occurrence of a change in control, as defined therein.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The information in Item 1.01 relating to the termination of the existing credit agreement and the replacement of the existing credit agreement with the new credit agreement is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference.

ITEM 7.01	REGULATION FD DISCLOSURE

On May 26, 2015, the Company issued a press release regarding the new credit agreement. A copy of the press release is furnished as exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 22, 2015, among Resolute Forest Products Inc., Resolute FP Canada Inc., certain other subsidiaries of Resolute Forest Products Inc. as borrowers or guarantors, various lender, Bank of America, N.A., as U.S. Administrative Agent and Collateral Agent, and Bank of America, N.A. (through its Canada branch), as Canadian Administrative Agent

99.1	Resolute Forest Products press release dated May 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: May 26, 2015	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice President and Chief Legal Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 22, 2015, among Resolute Forest Products Inc., Resolute FP Canada Inc., certain of the subsidiaries of Resolute Forest Products Inc. as borrowers or guarantors, various lender, Bank of America, N.A., as U.S. Administrative Agent and Collateral Agent, and Bank of America, N.A. (through its Canada branch), as Canadian Administrative Agent

99.1	Resolute Forest Products press release dated May 26, 2015